ASTRONICS                                                                                                         NEWS
            CORPORATION                                                                                   RELEASE
 _____________________________________________________________________________________________________
 Astronics Corporation - 130 Commerce Way - East Aurora, NY 14052-2191
                                                                                                     For more information contact:
                                                                                                    David C. Burney, Chief Financial Officer
                                                                                                    Phone: (716) 805-1599, ext. 159
                                                                                                    Fax: (716) 805-1286
                                                                                                    Email: dburney@astronics.com
FOR IMMEDIATE RELEASE

Astronics Announces Second Quarter 2003 Results

 EAST AURORA, NY, July 24, 2003: Astronics Corporation (NASDAQ: ATRO), a leading designer, developer and manufacturer of advanced aircraft lighting systems today announced second quarter and first half results for 2003.

Current and prior period results reflect its former subsidiary MOD-PAC CORP. (NASDAQ: MPAC) as a discontinued operation. The printing and packaging business segment was spun-off and became a separately traded NASDAQ company on March 14, 2003. Also included in discontinued operations is the Electroluminescent Lamp Business Group, which as previously announced on December 5, 2002, was deemed a non-strategic line of business.

For the quarter ended June 28, 2003, net sales were $8.6 million compared with $12.0 million for the second quarter of 2002. The decline in sales was attributable to the conclusion in 2003 of Astronics' original contract to provide the U.S. Air Force fleet of F-16's night vision instrumentation system (NVIS) lighting kits that primarily ran from 1999 through 2002. Sales of the F-16 kits totaled $0.2 million for the second quarter 2003 compared with $3.9 million for the second quarter of 2002. Excluding revenue related to the original
F-16 NVIS contract, sales in the second quarter of 2003 were up $0.3 million to $8.4 million compared with $8.1 million in the prior year.

Sales to the military market, excluding the completed F-16 program, rose to $4.4 million during the quarter, from $4.2 million in the second quarter of 2002. Sales to the Commercial Transport market increased 22%, to $2.2 million in the second quarter of 2003 compared with $1.8 million in the second quarter of 2002. The improvement in this market reflects the slightly recovered environment in the airline and air transport industry compared with the prior year, which was severely impacted by events from September 2001. Sales to the Business Jet market remained consistent with the second quarter of 2002 with shipments of $1.6 million.

Income from continuing operations for the second quarter 2003 was $0.2 million, a decrease of $1.0 million from $1.2 million in the second quarter of 2002. The decline in profitability was related to the decrease in sales caused by the conclusion of the F-16 NVIS contract, as well as a particularly heavy engineering development workload.

Peter Gundermann, President and CEO said, "We are pleased we have been able to maintain our base business levels, notwithstanding the end of our F-16 NVIS program and given the difficult conditions present in today's aerospace industry. Our ability to hold our base level of business is due in part to the continuing advance of technical sophistication and value of our offerings. We are also rather satisfied with our bottom line results, as we are incurring higher than normal engineering expenses due to the large number of programs currently in development. Similar to the sales that our night vision technology development continues to generate, these development expenses will enable sales in the near future. Our practice, however, is to realize the development costs as incurred."

The Company announced on July 16, 2003, that it had been awarded a follow-on spares contract for the U.S. Government to provide spares associated with the night vision lighting kits. It is expected to exceed
$3 million over 10 years and is in addition to the estimated $30 million spares contract it had previously been awarded in 2002. The Company also announced on July 16th a development contract with a nondisclosed foreign fleet for night vision conversion kits for which it expects to receive a production contract in the near future. The full production and development contract combined is estimated to be valued at approximately $4.5 million and is anticipated to be completed over the next 24 months.

Sales for the first six months of 2003 were $17.2 million, compared with sales of $23.4 million for the first six months of 2002. Again, the decline was directly attributable to the conclusion of the Company's contract to provide night vision compatible lighting kits to the U.S. Air force fleet of F-16 aircraft, which totaled $0.7 million for the first six months of 2003 and $7.5 million for the first six months of 2002, a decrease of $6.8 million. Excluding sales associated with the concluded F-16 program from both periods results in 4.0% higher revenues for the first half of 2003 compared with the first half of 2002.

Sales to the military market, excluding the completed F-16 program, rose to $8.4 million for the first six months of 2003, from $8.0 million during the first half of 2002. Sales to the Commercial Transport market increased 16%, to $4.4 million in the first half of 2003 compared with $3.8 million in first half of 2002. Sales to the Business Jet market decreased 3% to $3.1 million in the first half of 2003 compared with $3.2 million in the first half of 2002.

Income from continuing operations for the first half of 2003 was $ 0.5 million, or $0.07 per diluted share, a decrease of $1.9 million from $2.4 million, or $0.29 per diluted share, for the same period in 2002. This decrease was a result of the decrease in sales of the F-16 NVIS kits as the program concluded earlier this year.

Gundermann noted, "Operationally, we have reduced our indirect, general and administrative costs by
$721 thousand, or 7.3%, for the first half of the year compared with 2002 primarily by reducing our indirect labor headcount, as well as reducing our direct labor to be in line with capacity requirements. We constantly rationalize our spending activities against our opportunities. We are currently exploring several opportunities that will expand our product offerings, gain market share and increase our content on aircraft. We will continue to balance our cost reduction efforts against our prudent selection of opportunities in which we will invest our resources. As I mentioned, we are investing more than is typical in engineering development because of the opportunities we foresee with new technology."

Year to date bookings, or orders received, through the first half of 2003 totaled $18.4 million, up 4% from $17.7 million for the same period last year. Backlog, or firm purchase orders for production, at the end of the second quarter 2003 was $18.4 million compared with $21.6 million at the end of the second quarter 2002. Last year's second quarter backlog included $3.3 million for the now completed F-16 NVIS program, of which there is no backlog at the end of the second quarter of 2003. Excluding the F-16 NVIS program, backlog at the end of the second quarter was up $.1 million for the year-to-year comparison.

Gundermann added, "While our total backlog and bookings are strong, we entered the third quarter with less deliverable backlog than we had when we entered the second quarter of this year, mostly as a result of customer delivery schedules. As a result, we anticipate the third quarter will be lighter in sales than the second. Our ability to make up that gap will depend on our book and ship orders that we receive during the quarter, which are very difficult to predict. Looking out to the fourth quarter, our deliverable backlog is shaping up nicely."

Investors' Conference Call

Astronics will host its Second Quarter Earnings teleconference and webcast today at 11:00 a.m. ET. The teleconference can be accessed at Astronics' website: http://www.astronics.com or by dialing (303) 205-0066 5 to 10 minutes prior to the call:

An archive of the webcast will also be available at www.astronics.com for approximately 60 days. A recording of the call will be available commencing one hour after the conclusion of the call through
July 30, 2003. The replay number can be heard by calling (303) 590-3000 and entering pass code 544608#.

Astronics Corporation is a manufacturer of specialized lighting, control systems and electronics for the cockpit, cabin and exteriors of military, commercial jet and private business jet and propeller aircraft. A major lighting and electronics supplier to the aircraft industry, its strategy is to increase the amount of lighting and electronic content Astronics supplies for each aircraft and to expand the fleet of aircraft type on which its technology is installed. Luminescent Systems Inc. is Astronics' primary operating subsidiary which produces its aerospace and defense products.

For more information on Astronics and its products, visit its website at www.Astronics.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the success or change of our business mix, the ability to increase content on new aircraft, the likelihood of new design aircraft to be produced, the likelihood that the foreign production contract will be awarded, the number of aircraft that are estimated to be involved in the program, the amount of business and the time period involved with the foreign contract, the amount of spares required by the U.S. Government, the likelihood the U.S. Government will elect its annual extension options through the full contract period, the degree of our variable costs relative to our total cost structure, the ability to manage profitability, the impact on sales due to the weak economy and other factors which are described in Astronics' reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Tables Follow.
	ASTRONICS CORPORATION CONSOLIDATED INCOME STATEMENT DATA (unaudited)
(in thousands, except per share data)
	Three Months Ended			Six Months Ended
			% Increase			% Increase/
	06/28/03	06/29/02	(Decrease)	06/28/03	06/29/02	(Decrease)
Original F-16 NVIS program sales	$ 195	$ 3,894	(95.0)%	$ 717	$ 7,540	(90.5)%
All other net sales	$ 8,367	$ 8,069	3.7%	$ 16,530	$ 15,891	4.0%
Net sales	$ 8,562	$ 11,963	(28.4)%	$ 17,247	$ 23,431	(26.4)%

Cost of products sold	$ 6,734	$ 8,406	(19.9)%	$ 13,430	$ 16,438	(18.3)%
Selling, general and administrative	$ 1,434	$ 1,518	(5.5) %	$ 2,985	$ 3,082	(3.2) %
Income before taxes	$ 394	$ 2,039	(80.7)%	$ 832	$ 3,911	(78.7)%
Income taxes	$ 151	$ 793	(81.0)%	$ 312	$ 1,478	(78.9)%
Income from continuing operations	$ 243	$ 1,246	(80.5)%	$ 520	$ 2,433	(78.6)%
Income from discontinued operations	$ 48	$ 89	(46.1)%	$ 327	$ 258	26.7%
Net income	$ 291	$ 1,335	(78.2)%	$ 847	$ 2,691	(68.5)%
Basic earnings per share:
Continuing operations	$ 0.05	$ 0.15	(66.7)%	$ 0.07	$ 0.30	(76.7)%
Discontinued operations	$ 0.01	$ 0.01	0%	$ 0.04	$ 0.03	33.3%
Net Income	$ 0.04	$ 0.16	(75.0)%	$ 0.11	$ 0.33	(66.7)%
Diluted earnings per share:
Continuing operations	$ 0.03	$ 0.15	(80.0)%	$ 0.07	$ 0.29	(75.9)%
Discontinued operations	$ 0.01	$ 0.01	0%	$ 0.04	$ 0.03	33.3%
Net Income	$ 0.04	$ 0.16	(75.0)%	$ 0.11	$ 0.32	(65.6)%
Weighted average diluted shares outstanding	7,772	8,310		7,847	8,328

CONSOLIDATED BALANCE SHEET DATA
 (unaudited)

(in thousands)
	6/28/03	12/31/02
ASSETS:
Cash	$ 10,834	$ 7,722
Accounts receivable	5,372	4,745
Inventories	5,930	6,139
Prepaid expenses	1,009	434
Due from MOD-PAC CORP.	187	4,751
Property, plant and equipment, net	15,361	15,663
Net long-term assets of discontinued operations.	-	20,742
Other assets	7,378	7,153
	$ 46,071	$ 67,349
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued expenses	$ 4,886	$ 5,007
Net current liabilities of discontinued operations.	106	1,034
Long-term debt	12,869	13,110
Net long-term liabilities of discontinued operations	403	-
Other liabilities	5,551	5,259
Shareholders' equity	22,256	42,939
	$ 46,071	$ 67,349